Exhibit 99.1

Sorrento to Present at the 17th Annual BIO CEO & Investor Conference

SAN DIEGO, Feb. 5, 2015 /PRNewswire/ — Sorrento Therapeutics, Inc. (NASDAQ: SRNE; Sorrento), an oncology company developing new treatments for cancer and associated pain, today announced that Dr. Henry Ji, President and Chief Executive Officer, is scheduled to present a corporate overview at an upcoming healthcare conference.

Event:	17th Annual BIO CEO & Investor Conference

When:	Monday, February 9, 2015 at 5:30 PM ET – 5:55 PM ET

Where:	Park South Room, Waldorf Astoria, 301 Park Ave, New York, New York

About Sorrento Therapeutics, Inc.

Sorrento is an oncology company developing new treatments for cancer and associated pain. Sorrento’s most advanced asset Cynviloq™, the next-generation nanoparticle paclitaxel, commenced its registrational trial in March 2014 and is being developed under the abbreviated 505(b)(2) regulatory pathway. Sorrento is also developing resiniferatoxin (RTX), a non-opiate TRPV1 agonist currently in a Phase 1/2 study at the NIH to treat terminal cancer patients suffering from intractable pain.

The company recently signed a definitive agreement with NantWorks to form a global joint venture – “The Immunotherapy Antibody JV” company – to focus on next generation cancer and autoimmune diseases immunotherapies. Sorrento also entered into a definitive agreement with Conkwest, Inc., a privately-held immuno-oncology company developing proprietary Neukoplast®, a Natural Killer (NK) cell-line based therapy, to jointly develop next generation CAR.TNK (Chimeric Antigen Receptor Tumor-attacking Neukoplast®) immunotherapies for the treatment of cancer. The CAR.TNK™ technology platform combines Conkwest’s proprietary Neukoplast cell line with Sorrento’s proprietary G-MAB® fully human antibody technology and CAR designs to further enhance the potency and targeting of Neukoplast. Both companies will jointly own and share development costs and revenues from any developed CAR.TNK cell line products.

The company has made significant advances in developing human monoclonal antibodies, complemented by a comprehensive and fully integrated antibody drug conjugates (ADC) platform that includes proprietary conjugation chemistries, linkers and toxic payloads. Sorrento’s strategy is to enable a multi-pronged approach to combating cancer with small molecules, mono- and bi-specific therapeutic antibodies, ADCs and adoptive cellular immunotherapy.

*Abraxane® (paclitaxel albumin-bound particles for injectable suspension) (albumin-bound), registered trademark of and marketed by Celgene Corp. Cynviloq, G-MAB, CAR.TNK, Chimeric Antigen Receptor Tumor-attacking Neukoplast and TNK are trademarks owned by Sorrento Therapeutics, Inc. Neukoplast, Neukopanel and NK-92 are trademarks owned by Conkwest, Inc.

Sorrento Contact:

Mr. George Uy

EVP & Chief Commercial Officer

Sorrento Therapeutics, Inc.

guy@sorrentotherapeutics.com

T: + 1 (661) 607-4057